CAVCO INDUSTRIES, INC.
CLAWBACK POLICY
Effective as of October 21, 2019

I.	Introduction
The Board of Directors (the “Board”) of Cavco Industries, Inc. (the “Company”) believes that it is in the best interest of the Company and its shareholders to adopt this Clawback Policy (the “Policy”) providing for the recoupment from certain Covered Executives (as defined below) of Incentive Compensation (as defined below) in the event of an accounting restatement or the occurrence of the other clawback events described below. The Policy intends to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act").

II.	Administration
The Board will administer the Policy as recommended by the Audit and Compensation Committees of the Board. The Board may delegate this administrative responsibility to the Compensation Committee, in which case, any references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

III.	Covered Executives
In accordance with Section 10D of the Exchange Act, as well as the listing standards of the Nasdaq stock exchange, this Policy applies to any current or former: (a) employee designated as an “executive officer” pursuant to Section 16 of the Exchange Act, as amended; (b) president, chief executive officer or chief financial officer of the Company or any subsidiary or division of the Company; (c) employee of the Company, its subsidiaries or divisions that is serving or has served in one or more of the positions set forth in Annex A, attached hereto; and (d) any such other employees who may from time to time be designated in writing to be subject to this Policy by the Board (each, a “Covered Executive”, and collectively, the “Covered Executives”).

IV.	Recoupment; Accounting Restatement; Time Frame
The Board is authorized to recoup from all Covered Executives in the following circumstances:
(a) Accounting Restatement. In the event the Company is required to prepare an accounting restatement of its financial statements due to material non-compliance, the Board may require reimbursement or forfeiture of certain Incentive Compensation, granted, paid, delivered, awarded or otherwise received by a Covered Executive.
(b)    Miscalculation of Performance Metric or Target. Should the Compensation Committee determine that a financial metric underlying the grant of Incentive Compensation was calculated incorrectly, whether or not the Company is required to restate its financial statements and without regard to whether such miscalculation was due to fraud or intentional misconduct, the Board may require reimbursement or forfeiture of certain Incentive Compensation granted, paid, delivered, awarded or otherwise received by a Covered Executive. Further, the Board may require the cancellation of certain unpaid or unvested Incentive Compensation based upon determination of the correct performance metric or target.

(c)    Detrimental Conduct. To the extent that the Board determines, in its sole discretion, that one or more of the Covered Executives committed one or more willful acts of material fraud or material misconduct that directly or indirectly caused a Material Adverse Effect (as defined below), the Board may require reimbursement or forfeiture of certain Incentive Compensation granted, paid, delivered, awarded or otherwise received by a Covered Executive during the three-year period following the commission of the acts of fraud or misconduct and/or occurrence of a Material Adverse Effect, in either case, as determined by the Board in its sole discretion. Such forfeiture or reimbursement shall be sought, unless it is Impracticable to do so or the Board otherwise determines, in its sole discretion, that such forfeiture or recovery would not be in the best interests of the Company. “Material Adverse Effect” means any event, change, development or occurrence, individually or together with any other event, change, development, or occurrence, that the Board determines, in its sole discretion, is materially adverse to the finances, business, condition, assets, or results of operations of the Company. In addition to Incentive Compensation, if the Board determines that one or more of the Covered Executives committed one or more willful acts of material fraud or material misconduct that directly or indirectly caused a Material Adverse Effect the Board may require reimbursement or forfeiture of certain equity awards which vest solely based on the passage of time.

V.	Incentive Compensation
For purposes of the Policy, provided the compensation is granted, earned or vested in whole or partially on the attainment of a financial metric, Incentive Compensation means any of the following:

•	Annual bonuses and other short- and long-term cash incentives;

•	Stock options;

•	Stock appreciation rights;

•	Restricted stock;

•	Restricted stock units;

•	Performance shares;

•	Performance units;

•	Stock units;

•	Any of the forms of compensation identified in the Company’s then existing shareholder approved stock incentive plan; and

•	Any other form of compensation designated by the Board in writing as “Incentive Compensation” subject to this Policy.
Financial metrics include, but are not limited to, the following:

•	Any of the financial reporting measures or goals identified in the Company’s then existing shareholder approved stock incentive plan;

•	Stock price;

•	Total shareholder return;

•	Revenues;

•	Net income;

•	Earnings before interest, taxes, depreciation and amortization (EBITDA);

•	Funds from operations;

•	Liquidity measures such as working capital or operating cash flow;

•	Return measures such as return on invested capital or return on assets; and

•	Earnings measures such as earnings per share.

VI.	Excess Incentive Compensation: Amount Subject to Recovery
In the case of an accounting restatement or miscalculation of a performance target or metric, the amount of Incentive Compensation to be recovered by the Company from each Covered Executive is the amount of Incentive Compensation paid to each Covered Executive that exceeds what the Covered Executive would have received based on the restated or corrected performance target or metric during the three-year period preceding the year the restatement or correction is determined to be required.
In the case of Detrimental Conduct, the amount of Incentive Compensation to be recovered from each Covered Executive will be determined in the Board’s discretion in an amount up to but not to exceed all Incentive Compensation received by such Covered Executive during the three-year period following the commission of the acts of fraud or misconduct and occurrence of a Material Adverse Effect in either case, as determined by the Board in its sole discretion.
Subject to compliance with any applicable law, the Company may effect recovery of Incentive Compensation under the Policy from any amount otherwise payable to a Covered Executive, including, if permitted by law, amounts payable to such individual under any otherwise applicable Company plan or program. Any recovery pursuant to this Policy shall be in addition to any other remedies that may be available to the Company under applicable law including, but not limited to, disciplinary action up to and including termination of employment or other services.

VII.	Recovery Process
The amount of the recovery pursuant to this Policy will be determined pursuant to the following process:
(a) The Audit Committee of the Board will have the initial responsibility to investigate any restatement that could reasonably be expected to trigger a potential recovery of Incentive Compensation under the Policy. The Audit Committee will report its findings to the Compensation Committee of the Board and make recommendations to the Compensation Committee as to the recovery of Incentive Compensation;
(b) The Compensation Committee will review the Audit Committee’s report and make a determination as to the Covered Executive(s) from whom recovery will be sought and the amount of the recovery. The Compensation Committee’s determination will be reported to the Board.
(c) The Board will then make a final review and determination as to the amount of the recovery, if any, and the Covered Executive(s) from whom recovery is sought.
In making any determination with respect to exercise of its authority hereunder, the Audit Committee, the Compensation Committee and the Board may take into account any facts, documents, statements or other evidence that it determines to be necessary or appropriate for purposes of the Policy. Without limiting the generality of the immediately preceding sentence, the Audit Committee, the Compensation Committee and the Board may take into account any and all factors that it determines to be appropriate and relevant under the circumstances, including the likelihood and costs of recovery, compliance with applicable law, the ability of the Covered Executive(s) to repay such amount, the tax consequences of the original payment and/or the recoupment to the Covered Executive(s) (including whether recoupment shall be on a pre-tax or post-tax basis) and any other potentially adverse consequences for the Company arising from seeking enforcement of the Policy.

It is expected that the Board will interpret the Policy as necessary to resolve any dispute, or correct any error or ambiguity, on an individual basis. The Board shall be under no obligation to treat Covered Executive(s) in a similar manner under this Policy whether or not such Covered Executive(s) are similarly situated, or to treat similar but unrelated recovery events under this policy in a similar manner. Any determination by the Board under this Policy shall be final, binding and conclusive on all Covered Executives.

VIII.	Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder and such method may include, to the extent permitted by applicable law and Section 409A of the Internal Revenue Code, but not be limited to:
(a) Reimbursement or repayment of cash Incentive Compensation previously paid;
(b) Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive See Note 2 above. ;
(d) Cancelling all or a portion of outstanding vested or unvested equity awards (including any related dividend amounts paid or accrued with respect to such awards);
(e) Reducing the amount of any current or future compensation that may be awarded or become due and owing to the Covered Executive; and/or
(f) Taking any other remedial and recovery action permitted by law, as determined by the Board, including, without limitation, requiring the return of shares or the reimbursement of any net proceeds received as a result of the sale of shares.

IX.	No Indemnification
The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

X.	Interpretation
The Board will interpret and construe the Policy as well as make all determinations necessary, appropriate or advisable for the administration of the Policy. It is intended that the Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission (the “SEC”) or the Nasdaq stock exchange on which the Company's securities are listed.
If any provision of this Policy is or becomes or is deemed to be invalid or unenforceable in any jurisdiction or as to any Covered Executive, such provision shall be construed or deemed amended to the conform with applicable law.
This Policy shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

XI.	Effective Date
This Policy shall be effective as of the date of adoption by the Board (the "Effective Date") and shall apply to Incentive Compensation approved, awarded or granted to Covered Executives on or after that date.

XII.	Amendment; Termination
In its sole discretion, from time to time, the Board may amend the Policy for any reason, including, to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by Nasdaq on which the Company's securities are listed.

XIII.	Other Recoupment Rights
The Board intends that the Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition of the grant, require a Covered Executive to agree to abide by the terms of the Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

XIV.	Impracticability
The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of Nasdaq on which the Company's securities are listed.
XV. Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, transferees, heirs, executors, administrators or other legal representatives.

ANNEX A
SPECIFIED OFFICERS

Chief Executive Officer
Chief Financial Officer
General Counsel
Chief Human Resources Officer
Chief Accounting Officer
Controller / VP Finance
Assistant Controller
President - Retail
President - CountryPlace Mortgage
President - Standard Casualty Company